SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

POST-EFFECTIVE
AMENDMENT NO. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

APPLIED MOLECULAR EVOLUTION, INC.

(Exact name of registrant as specified
in its charter)

Delaware	33-0374014

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3520 Dunhill Street, San Diego, California 92121
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Participating Preferred Stock, $0.001 par value per share
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended by adding the following paragraph:

     Effective November 21, 2003, Applied Molecular Evolution, Inc. (the “Company”) and EquiServe Trust Company, N.A. (“EquiServe”), amended (“Amendment No. 2”) the Rights Agreement dated as of May 10, 2001 between the Company and EquiServe, as Rights Agent, as amended by Amendment No. 1 dated as of November 4, 2002 (the “Rights Agreement”). The following paragraphs summarize the principal amendments to the Rights Agreement as effectuated by Amendment No. 2. Capitalized terms not defined herein shall have the meanings as set forth in the Rights Agreement.

     1. The definition of Acquiring Person was revised to exclude Eli Lilly and Company (“Lilly”), Genesis Merger Sub, Inc. (“Merger Sub”) and any Affiliate or Associate thereof, as a result of (i) the approval, execution and delivery of the Agreement and Plan of Merger by and among Lilly, Merger Sub and the Company dated as of November 21, 2003 (the “Merger Agreement”), (ii) the approval, execution and delivery of the Voting and Support Agreements dated as of November 21, 2003 by and between Lilly and certain stockholders of the Company parties thereto, as amended from time to time (the “Voting and Support Agreements”), (iii) the acquisition of the shares of Common Stock pursuant to the Merger (as defined in the Merger Agreement), (iv) the consummation of any of the transactions contemplated by the Merger Agreement or the Voting and Support Agreements, or (v) the public announcement of any of the foregoing (each such event, an “Exempt Event”).

     2. The definitions of Distribution Date and Stock Acquisition Date were revised to provide that in no event shall a Distribution Date or Stock Acquisition Date be deemed to occur as a result of an Exempt Event.

     3. Sections 11(a) and 13(a) were revised to provide that such sections would not apply as a result of an Exempt Event.

     4. Section 36 was added to provide that the Rights Plan would terminate and the Rights would expire immediately prior to the Effective Time (as defined in the Merger Agreement).

Item 2. Exhibit.

The following exhibit is filed as a part of this Registration Statement:

4.1	Rights Agreement dated as of May 10, 2001 between Applied Molecular Evolution, Inc. and EquiServe Trust Company, N.A. which includes as Exhibit B the form of Rights Certificate. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A (File No. 000-31101) and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement dated as of November 4, 2002 between Applied Molecular Evolution, Inc. and EquiServe Trust Company, N.A., as Rights Agent (filed as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A (File No. 000-31101) and incorporated herein by reference).

4.3	Amendment No. 2 to Rights Agreement dated as of November 21, 2003 between Applied Molecular Evolution, Inc. and EquiServe Trust Company, N.A., as Rights Agent (filed as Exhibit 4.3 to this Amendment No. 2 to the Company’s Registration Statement on Form 8-A (File No. 000-31101)).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

     Dated: November 21, 2003

APPLIED MOLECULAR EVOLUTION, INC

By	/s/ LAWRENCE E. BLOCH

Lawrence E. Bloch, M.D., J.D.
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Rights Agreement dated as of May 10, 2001 between Applied Molecular Evolution, Inc. and EquiServe Trust Company, N.A. which includes as Exhibit B the form of Rights Certificate. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A (File No. 000-31101) and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement dated as of November 4, 2002 between Applied Molecular Evolution, Inc. and EquiServe Trust Company, N.A., as Rights Agent (filed as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A (File No. 000-31101) incorporated herein by reference).

4.3	Amendment No. 2 to Rights Agreement dated as of November 21, 2003 between Applied Molecular Evolution, Inc. and EquiServe Trust Company, N.A., as Rights Agent (filed as Exhibit 4.3 to this Amendment No. 2 to the Company’s Registration Statement on Form 8-A (File No. 000-31101)).